News Announcement	For Immediate Release

DIGITAL CINEMA DESTINATIONS CORP. (DIGIPLEX) COMPLETES DIGITAL PROJECTION SYSTEM ROLLOUT OF ITS PENNSYLVANIA-BASED SCREENS

WESTFIELD, New Jersey (July 10, 2012) - Digital Cinema Destinations Corp. (NasdaqCM: DCIN), a fast-growing motion picture exhibitor dedicated to transforming movie theaters into digital entertainment centers, today announced the completed installation of 54 Barco digital cinema projectors in the remaining Pennsylvania-based auditoriums acquired from Cinema Centers in April 2012. As of June 30, 2012, Digiplex’s total theatre circuit of 73 screens is 100 percent digital.

Digiplex Chairman and Chief Executive Officer Bud Mayo stated, “Digiplex Destinations is a theater circuit built for the digital era from top to bottom. Our conversion of all Cinema Centers’ 54 screens to Digiplex’s integrated digital cinema network was completed earlier than forecast and on budget with the help of the Barco Digital Cinema team and our own best-of-breed tech department. We make a complex job look easy. I’m grateful to have them at our side as we prepare to use the enabling technology to bring our customers many more choices of entertainment from sports and pop music to Broadway plays and opera. That was always the promise when so many of us started this industry changing journey more than a decade ago. Now it’s a reality, and our customers are the winners.”

“We are thrilled with the continued success of Digiplex and are proud to support its efforts with market- leading technology,” commented Patrick Lee, VP Digital Cinema for Barco North America. “Bud and the Digiplex team have made huge strides with this successful conversion, and we look forward to exploring new and exciting ways to differentiate their theatres.”

Some of the alternative content coming soon to a Digiplex screen near you (visit www.digiplexdest.com for specific dates/times/locations) this month includes:

•	Kidtoons: The Wiggles Big Birthday (numerous dates in July)
•	Bolshoi Ballet: Raymonda ENCORE (7/10)
•	Met (Opera) Summer Encore: Les Contes d'Hoffmann (7/11)
•	TCM Presents Singin' in the Rain 60th Anniversary Event (7/12)
•	The Who - Quadrophenia: The Complete Story (7/24)

About Digital Cinema Destinations Corporation (www.digiplexdest.com)
Digital Cinema Destinations Corp. (NasdaqCM: DCIN) is dedicated to transforming its movie theaters into interactive entertainment centers. The Company provides consumers with uniquely satisfying experiences, combining state-of-the-art digital technology with engaging, dynamic content that far transcends traditional cinematic fare. The Company's customers enjoy live sports events, concerts, conferences, operas, videogames, auctions, fashion shows and, on an ongoing basis, the very best major motion pictures. Digiplex operates eight cinemas and 73 screens in PA, NJ and CT.  You can also connect with Digiplex via Facebook, Twitter, YouTube and Blogger.

Contacts:
Bud Mayo, Chairman/CEO	Robert Rinderman or Jennifer Neuman
Digital Cinema Destinations Corp.	J C I R – Investor Relations
908/396-1362 or bmayo@digiplexdest.com	212/835-8500 or DCIN@jcir.com

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